Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports Fourth-Quarter And Full-Year Financial Results

Board Of Directors Initiates Quarterly Dividend

Cambridge, Mass., February 9, 2012 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2011 fourth-quarter and full-year financial results. The company also announced that it has instituted a new quarterly dividend, with the first dividend of $0.14 per share to be payable March 21, 2012, to shareholders of record on March 7, 2012.

Fourth-Quarter Financial Performance

•	Total revenues were $74.7 million for the fourth quarter of 2011, compared with $67.1 million for the fourth quarter of last year.

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On a GAAP basis, net income was $8.9 million, or $0.38 per diluted share, for the fourth quarter of 2011, compared with net income of $4.1 million, or $0.18 per diluted share, for the same period last year.

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On a pro forma basis, net income was $9.2 million, or $0.40 per diluted share, for the fourth quarter of 2011, which reflects a pro forma effective tax rate of 40%. Pro forma net income excludes stock-based compensation of $0.5 million, amortization of $0.7 million of acquisition-related intangible assets, $0.4 million of reorganization costs, and net investment gains of $0.4 million. This compares with pro forma net income of $5.9 million, or $0.26 per diluted share, for the same period in 2010, which reflects a pro forma tax rate of 40%. Pro forma net income for the fourth quarter of 2010 excludes stock-based compensation of $1.2 million, amortization of $0.9 million of acquisition-related intangible assets, $0.5 million of duplicate lease costs, $0.3 million of acquisition costs, and net investment gains of $0.5 million.

A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.

“Revenue increased 11% in the quarter, which was in line with expectations, while operating margin and earnings per share exceeded guidance,” said George F. Colony, Forrester’s chairman and chief executive officer. “For the full year, we achieved revenue growth exceeding 13% and earnings-per-share growth of over 18%.”

“For 2012, we have realigned our sales force to simplify the sales process for our customers and to increase our sales productivity,” said Colony. “We will continue to invest in client-facing and sales support systems. Our 2012 operating margin guidance reflects the incremental costs of facility and technology investments in 2011 and 2012.”

Forrester Research Q4, 2011 Results

Quarterly Dividend

Forrester also announced today that its Board of Directors has approved a quarterly dividend of $0.14 per share payable March 21, 2012, to shareholders of record on March 7, 2012. “We believe the decision to institute a regular quarterly dividend provides an appropriate return to our shareholders,” said Michael A. Doyle, Forrester’s chief financial officer. “Our strong balance sheet and cash flow allow us to implement this regular quarterly dividend while at the same time leave us well positioned to continue to invest for innovation and growth.”

Year Ended December 31, 2011, Financial Performance

•	Total revenues were $283.6 million for 2011, compared with $250.7 million for 2010.

•	On a GAAP basis, net income was $23.0 million, or $0.99 per diluted share, for 2011, compared with net income of $20.5 million, or $0.89 per diluted share, for 2010.

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On a pro forma basis, net income was $29.4 million, or $1.27 per diluted share, for 2011, which reflects a pro forma effective tax rate of 40%. Pro forma net income excludes stock-based compensation of $3.6 million, amortization of $2.6 million of acquisition-related intangible assets, $3.9 million of duplicate lease costs, $1.0 million of acquisition and integration costs, $0.4 million of reorganization costs, and net investment gains of $1.0 million. This compares with pro forma net income of $24.8 million, or $1.07 per diluted share for 2010, which reflects a pro forma tax rate of 40%. Pro forma net income for 2010 excludes stock-based compensation of $4.9 million, amortization of $3.6 million of acquisition-related intangible assets, $0.9 million of duplicate lease costs, $0.1 million of acquisition-related credits, and net investment gains of $2.3 million.

A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.

Forrester is providing first-quarter 2012 financial guidance as follows:

First-Quarter 2012 (GAAP):

•	Total revenues of approximately $68.5 million to $71.5 million.

•	Operating margin of approximately 3.5% to 5.5%.

•	Other income, net of approximately $0.2 million.

•	An effective tax rate of 39%.

•	Diluted earnings per share of approximately $0.07 to $0.11.

First-Quarter 2012 (Pro Forma):

Pro forma financial guidance for the first quarter of 2012 excludes stock-based compensation expense of $1.1 million to $1.3 million, amortization of acquisition-related intangible assets of approximately $0.6 million, reorganization costs of $1.3 million to $1.5 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 8.0% to 10.0%.

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Forrester Research Q4, 2011 Results

•	Pro forma effective tax rate of 39%.

•	Pro forma diluted earnings per share of approximately $0.15 to $0.19.

Our full-year 2012 guidance is as follows:

Full-Year 2012 (GAAP):

•	Total revenues of approximately $308.0 million to $316.0 million.

•	Operating margin of approximately 11.0% to 12.0%.

•	Other income, net of approximately $0.8 million.

•	An effective tax rate of 39%.

•	Diluted earnings per share of approximately $0.94 to $1.00.

Full-Year 2012 (Pro Forma):

Pro forma financial guidance for full-year 2012 excludes stock-based compensation expense of $4.5 million to $5.0 million, amortization of acquisition-related intangible assets of approximately $2.4 million, reorganization costs of $1.3 million to $1.5 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 14.0% to 15.0%.

•	Pro forma effective tax rate of 39%.

•	Pro forma diluted earnings per share of approximately $1.16 to $1.22.

About Forrester Research

Forrester Research, Inc. (Nasdaq: FORR) is an independent research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. Forrester works with professionals in 19 roles at major companies providing proprietary research, customer insight, consulting, events, and peer-to-peer executive programs. For more than 28 years, Forrester has been making IT, marketing, and technology industry leaders successful every day. For more information, visit www.forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the first quarter of and full-year 2012 and future quarterly dividends. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key

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Forrester Research Q4, 2011 Results

personnel, and possible variations in Forrester’s quarterly operating results. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

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Forrester Research Q4, 2011 Results

The consolidated statements of income and the table of selected balance sheet and cash flow data are attached.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Revenues:
Research services	$50,518	$45,445	$191,648	$168,508
Advisory services and other	24,132	21,671	91,968	82,218

Total revenues	74,650	67,116	283,616	250,726
Operating expenses:
Cost of services and fulfillment	24,978	25,079	103,571	94,105
Selling and marketing	25,067	23,627	101,468	84,663
General and administrative	8,108	9,547	33,284	33,960
Depreciation	2,024	888	5,359	3,628
Amortization of intangible assets	664	905	2,562	3,620
Reorganization costs	375	—	375	—

Total operating expenses	61,216	60,046	246,619	219,976
Income from operations	13,434	7,070	36,997	30,750
Other income (expense), net	357	(29)	630	1,249
Gains on investments, net	370	472	1,018	2,301

Income before income taxes	14,161	7,513	38,645	34,300
Income tax provision	5,264	3,384	15,635	13,793

Net Income	$8,897	$4,129	$23,010	$20,507

Diluted income per share	$0.38	$0.18	$0.99	$0.89

Diluted weighted average shares outstanding	23,118	23,134	23,164	23,063

Basic income per share	$0.39	$0.18	$1.02	$0.91

Basic weighted average shares outstanding	22,646	22,543	22,666	22,478

Pro forma data (1):
Income from operations	$13,434	$7,070	$36,997	$30,750
Amortization of intangible assets	664	905	2,562	3,620
Duplicate lease costs	—	487	3,850	875
Reorganization costs	375	—	375	—
Acquisition and integration costs (credits)	—	256	986	(70)
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	319	507	1,644	2,094
Selling and marketing	65	234	751	943
General and administrative	165	447	1,247	1,837

Pro forma income from operations	15,022	9,906	48,412	40,049
Other income (expense), net	357	(29)	630	1,249

Pro forma income before income taxes	15,379	9,877	49,042	41,298
Pro forma income tax provision	6,151	3,951	19,617	16,519

Pro forma net income	$9,228	$5,926	$29,425	$24,779

Pro forma diluted income per share	$0.40	$0.26	$1.27	$1.07

Diluted weighted average shares outstanding	23,118	23,134	23,164	23,063

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, duplicate lease costs, costs or (credits) associated with acquisition and integration activities, stock-based compensation, reorganization costs and net gains or losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

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Forrester Research Q4, 2011 Results

Forrester Research, Inc.

Consolidated Balance Sheet and Cash Flow Data

(Unaudited, In thousands)

	December 31,
	2011	2010
Balance sheet data:
Cash, cash equivalents and marketable investments	$227,603	$216,034
Accounts receivable, net	$81,378	$73,574
Deferred revenue	$147,887	$131,521

	Year ended December 31,
	2011	2010
Cash flow data:
Net cash provided by operating activities	$55,444	$38,657
Cash used for acquisitions	$(7,531)	$(1,660)
Purchases of property and equipment	$(39,776)	$(13,426)
Repurchases of common stock	$(18,405)	$(21,345)
Dividend paid	$—	$(68,414)

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Jon Symons

Director, Media Relations

Forrester Research, Inc.

+ 1 617.613.6104

press@forrester.com

© 2012, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

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